Exhibit 99.1

         Summary of Indriani Compensation Terms

Position    Vice President – Controller, effective May 13, 2021.

Term     Employment at will. Employment may be terminated by Ms. Indriani or Albany International Corp. ("the Company") at any time.

Base Salary     Initial base salary at the rate of $275,000 per year. Salary shall be subject to adjustment from time-to-time in                         the same manner as for other executive officers. Salaries of executive officers are customarily reviewed by the Company’s Board Compensation Committee in February and adjusted in April of each year.

Short-Term
Incentive    Ms. Indriani will be eligible for a short-term incentive under the annual incentive bonus program for service     performed in 2021, to be determined and paid in cash during early 2022. Under this program, she will be entitled to receive between 0% and 200% of a target award, equal to forty-five percent (45%) of her annual base salary, pro-rated from the date of hire, and based on Company performance with respect to metrics relating to Adjusted EBITDA, safety and compliance. Ms. Indriani will be eligible in 2022 and thereafter to participate in the annual incentive bonus plan, or any similar annual bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term
Incentive    Ms. Indriani will also be eligible to receive a long-term incentive award under the Company's 2011 Performance Phantom Stock Plan. Grants under this plan are denominated as share targets, but no shares of Class A Common Stock are issued or issuable under the Plan, nor is there an exercise price. Instead, upon vesting, the earned shares are paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. The award entitles Ms. Indriani to earn and be credited with between 0% and 200% of the target award, equal to thirty-five percent (35%) of her annual base salary, pro-rated from the date of hire, based on the extent to which the Company attained certain performance goals during the annual performance period, being calendar year 2021. Once the number of shares earned is determined, the award will vest as to 20% of the earned shares on the last day of February in each of the first five years following the performance period, but only if Ms. Indriani is then employed by the Company or a subsidiary. Ms. Indriani will be eligible in 2022 and thereafter to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Other
Benefits     Ms. Indriani will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally and commensurate with her grade, including, without limitation, vacation, relocation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.